                                                                    EXHIBIT 23.1





            Consent of Independent Registered Public Accounting Firm

The Board of Directors
HealthSpring, Inc.:

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

As discussed in Note 1 to NewQuest, LLC and subsidiaries consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

As discussed in Note 2 to NewQuest, LLC and subsidiaries consolidated financial statements, the Company has restated its 2003 and 2004 consolidated financial statements.


/s/ KPMG LLP

Nashville, Tennessee
December 9, 2005